Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

NIELSEN FINANCE LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of NIELSEN FINANCE LLC, f/k/a VALCON FINANCE LLC, a Delaware limited liability company (the “Company”), is effective as of May 24. 2006.

(a) Formation. The Company has been formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C§ 18-101, et seq., as it may be amended from time to time (the “Act”), by the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on the date first written above and the execution of this Agreement. The sights and obligations of the Members (as defined below) and the administration and termination of the Company shall be governed by this Agreement and the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

(b) Name. The name of the Company is “Nielsen Finance LLC.”

(c) Members. The name and business address of the members of the Company axe as follows:

YNU, Inc.

770 Broadway

New York, NY 10003

ACN Holdings Inc.

770 Broadway

New York, NY 10003

(d) Registered Office and Agent. The registered office and registered agent of the Company in the State of Delaware shall be as the Company designates on its Certificate of Formation filed with the Secretary of State of the State of Delaware, as such Certificate may be amended from time to time. The Company may have such other offices as the board of directors of the Company (the “Board”) may designate from time to time. The mailing address and principal business office of the Company shall be c/o ACN Holdings Inc. 770 Broadway, New York, NY 10003.

(e) Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited Liability company may be engaged under applicable law.

(f) Management. The business and affairs of the Company shall be managed by or under the direction of a Board consisting of initially ten (10) natural persons designated as directors of the Company (each, a “Director”). The size of the

Board shall consist of between one (1) and fifteen (15) Directors, as determined by the resolutions of the Board or the written consent of Members holding a majority of interest in the Company from time to time. The initial Directors of the Company are set forth on Annex I (the “Initial Board”), which is attached hereto and made a part hereof. On July 28, 2006, the Initial Board shall automatically be reconstituted to reflect membership by the Directors set forth on Annex 2 (the “Reconstituted Board”, which is attached hereto and made a part hereof such that the Directors who are on the Initial Board and not on the Reconstituted Board are removed and replaced with those Directors on the Reconstituted Board who are not on the Initial Board. Subject to the Board’s ability to delegate authority pursuant to Sections (j) and (k), the Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Except as provided in Section (g), Directors shall be ejected annually by the vote or written consent of the Members holding a majority of interest in the Company, and each Director so elected shall hold office until his successor is duly elected and qualified, or until his earliest death, resignation or removal. Any Director may resign at any time upon notice to the Company. Directors need not be Members.

(g) Removal, Replacement and Filling Vacancies of Directors by Members. The Members may, at any time, with or without cause, remove and replace any Director by the written consent of Members holding a majority of interest in the Company. The Members may also fill any vacancies or newly created directorships resulting from an increase in the number of Directors by the written consent of Members holding a majority of interest in the Company. Each Director chosen pursuant to this paragraph shall hold office until his successor is elected and qualified or until the earliest of his death, resignation or removal.

(h) Meetings of the Board. The Board may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board shall be at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board or as shall be specified in a written waiver signed by all of the Directors. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by any two Directors who shall provide notice of such meeting to each of the other Directors using any means of communication no less than five (5) business days prior to any special meeting.

(i) Quorum and Acts of the Board. Except as may be otherwise specifically provided by law or this Agreement, at all meetings of the Board, two-thirds of the entire Board shall constitute a quorum for the transaction of business and the act of two-thirds of the entire Board shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present Participation by teleconference or other similar communications shall be sufficient to constitute presence for any meeting. Unless prohibited by the Act or other applicable law, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if the Directors or committee members, as the case may be, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Directors or committee members entitled to vote thereon were present and voted, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

(j) Committees of Directors. The Board may, by resolution passed by a majority of the entire Board, designate one or more committees of one or more of the Directors, including alternates who may replace any absent or disqualified member at any meeting of the committee. Any such committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company to the extent provided by resolution of the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(k) Named Officers; Authorized Persons. The Board may delegate us authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Board The Board may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person, as an officer of the Company (each a “Named Officer”), to direct such office. The initial offices of the Company and the initial Named Officers of the Company serving in such offices are set forth on Annex 3 which is attached hereto and made a part hereof. The Board may remove any Named Officer at any time and may create, empower and appoint such other Named Officers of the Company as the Board may deem necessary or advisable to manage the day-to-day business affairs of the Company. To the extent delegated by the Board, the Named Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company. In addition, Rebecca Klinger is hereby designated as an authorized person within the meaning of the Act for purposes of executing and filing the Certificate of Formation of the Company and any amendments thereto and any other documents permitted or required to be filed with the Secretary of State of the State of Delaware (and any amendments or restatements thereof). In addition to the foregoing and notwithstanding any provision in this Agreement to the contrary, each Director and each Named Officer is authorized to execute and file on behalf of the Company such certificates, filings or other documents that they may deem necessary or appropriate in connection with the organization or operations of the Company and its related entities without any vote or consent of the Board or other person. Unless expressly authorized to do so by the provisions hereof or by the Board, no individual Director or Named Officer may claim or exercise any authority to act or to enter into any contract or agreement on behalf of the Company. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Board and such Directors and Named Officers designated by the Board shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

(l) Capital Contributions. The Members agree to provide capital contributions to the Company on the date hereof in the amounts set forth in Annex 4 which is attached hereto and made a part hereof. Subsequently, the Members may make capital contributions to the Company from time to time, but shall not be required to make any capital contributions.

(m) Capital Accounts. A single, separate capital account shall be maintained for each Member. Notwithstanding any provision of this Agreement to the contrary, each Member’s capital account shall be maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (the “Regulations”), including, without limitation, (i) the adjustments required by Code Section 704(b) and, to the extent applicable, the principles expressed in Code Section 704(c) and (ii) adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Regulations under Code Section 704(b).

(n) Allocations; Distributions. Subject to Section (m), each item of income, gain, loss, deduction and credit of the Company will be allocated among the Members in proportion to the respective amounts of the capital contributions made by them. Each distribution of cash or other property by the Company will be allocated among the Members in proportion to the respective amounts of the capital contributions made by them.

(o) Limited Liability of the Members. Except as required by the Act, the Members shall have no liability for obligations or liabilities of the Company, solely by reason of being a member of the Company, unless such obligations or liabilities are expressly assumed by the Members in writing

(p) Indemnification.

(i) To the fullest extent permitted by law, each Member, Director and Named Officer and their respective affiliates, employees and representatives (individually, an “Indemnitee”) shall be indemnified, held harmless and defended by the Company from and against any and aft losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a pasty or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company and by reason of the Indemnitee’s status as a Member, Director or Named Officer regardless of whether the Indemnitee continues to be a Member, Director or Named Officer of the Company at the time any such loss, claim, damage, liability or other expense is paid or incurred if (l)the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful and (2) the

Indemnitee’s conduct did not constitute intentional misconduct. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself create a presumption that the Indemnitee acted in a manner contrary to the standards specified in clauses (1) or (2) of this Section.

(ii) To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section (p) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefore pursuant to this Section.

(iii) The indemnification provided by this Section shall be in addition to any other rights to which any Indemnitee may be entitled under any other agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnitee.

(iv) Any indemnification under this Section shall be satisfied solely out of the assets of the Company and no Indemnitee shall have any recourse against any Member with respect to such indemnification.

(v) An Indemnitee shall not be denied indemnification in whole or in part under this Section merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in Section (p)(i).

(vi) No Indemnitee shall be liable to the Company or to a Member for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee if the Indemnitee’s conduct (i) was in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe was unlawful and (2) did not constitute intentional misconduct.

(vii) The Company may, but shall have no obligation to, purchase and maintain insurance covering any potential liability of the Indemnitees for any actions or omissions for which indemnification is permitted hereunder, including such types of insurance (including extended coverage liability and casualty and workers’ compensation) as would be customary for any person engaged in a similar business, and may name the Indemnitees as additional insured parties thereunder.

(q) Indemnification Procedures; Survival.

(i) Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to Section (p), the Indemnitee shall notify the Company in writing within thirty (30) days thereafter; provided, however, that any omission to notify the Company will not relieve the Company of any liability for indemnification hereunder as to any particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Company) nor from any other liability that it may have to any Indemnitee.

(ii) An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (1) the Company has agreed in writing to pay such fees and expenses. (2) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given notice required above or (3) the Indemnitee shall have been advised by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless but only to the extent the Indemnitees have actual or potential differing interests with each other.

(iii) The Company shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

(iv) The indemnification obligations set forth in Section (p) and this Section (q) shall survive the termination of this Agreement.

(r) Dissolution. The Company shall dissolve and its business and affairs shall be wound up upon (i) the written consent of the Members, (ii) the occurrence of an event causing them to be no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under § 18802 of the Act. Upon the dissolution of the Company, the affairs of the Company shall be liquidated forthwith. The assets of the Company shall be used first to pay or provide for the payment of all of the debts of the Company, with the balance being distributed to the Members in accordance with Section (n).

(s) Assignment. Each Member may assign in whole or in part its limited liability company interest in the Company.

(t) Admission of Additional Members. The Members may admit additional members in their discretion.

(u) Amendment. This Agreement may be amended or modified from time so time only by a written instrument executed by the Members.

(v) Ratification. All acts, filings and other steps taken by any authorized person on behalf of the Company in connection with the organization of the Company, including without limitation the execution and filing of the Certificate of Formation of the Company, are hereby authorized, affirmed, approved and ratified in all respects.

(w) No Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.

(x) Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the validity, legality or enforceability of any other term or provision of this Agreement.

(y) Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

MEMBERS:

VNU, Inc.

By:	/s/ Michael E. Elias
Name:	Michael E. Elias
Title:	V.P.

ACN Holdings Inc.

By:	/s/ David Berger
Name:	David Berger
Title:	Vice President

ANNEX I

Directors of Initial Board

Name	Title
Iain Leigh	Director
Robert Reid	Director
Michael S. Chae	Director
Eliot P.S. Merrill	Director
Michael J. Connelly	Director
Patrick Healy	Director
Simon Brown	Director
Alexander Navab	Director
Scott A. Schoen	Director
George R. Taylor	Director

ANNEX 2

Directors of Reconstituted Board

Name	Title
Iain Leigh	Director
James Quella	Director
Michael S. Chae	Director
Daniel F. Akerson	Director
James A. Attwood, Jr.	Director
Patrick Healy	Director
Lord Clive Hollick	Director
Alexander Navab	Director
Scott A. Schoen	Director
Richard J. Bressler	Director

ANNEX 3

Named Officers

Name	Title
Rob A. Ruijter	Chief Financial Officer and Acting Chief Executive Officer
Earl H. Doppelt	Executive Vice President and Chief Legal Officer
Thomas A. Mastrelli	Executive Vice President, Corporate Development
Greg Anderson	Executive Vice President, Human Resources & Communication
Steven M. Schmidt	Vice President
Susan D. Whiting	Vice President
Michael Marchesano	Vice President
Michael E. Elias	Vice President
David Berger	Vice President, Finance
Matthew O’Laughlin	Vice President, Tax
Marc Borkink	Treasurer
Harris Black	Secretary
Peter K. Gersky	Assistant Treasurer
Mary A. Dresdow	Assistant Secretary

ANNEX 4

Capital Contributions

Member	Amount
VNU, Inc.	$65
ACK Holdings Inc.	$35